Exhibit 5.1

May 17, 2022

Amcor plc
83 Tower Road North
Warmley, Bristol, BS30 8XP
United Kingdom

Amcor Finance (USA), Inc.
2801 SW 145th Avenue, Suite 350
Miramar, Florida 33027
United States

Amcor UK Finance plc
83 Tower Road North
Warmley, Bristol, BS30 8XP
United Kingdom

Amcor Pty Ltd
Level 11, 60 City Road
Southbank, Victoria 3006
Australia

Amcor Flexibles North America, Inc.
2301 Industrial Drive
Neenah, Wisconsin 54956
United States

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special U.S. counsel to Amcor Flexibles North America, Inc., a Missouri corporation (the “Issuer”), Amcor plc, a public limited company incorporated in Jersey, Channel Islands with limited liability (the “Parent Guarantor”), Amcor Pty Ltd, a company with limited liability incorporated under the laws of Australia (the “Australian Guarantor”), Amcor UK Finance PLC, a company with limited liability incorporated under the laws of England and Wales (the “UK Guarantor”), and Amcor Finance (USA), Inc., a Delaware corporation (the “Delaware Guarantor” and, together with the Parent Guarantor, the Australian Guarantor, and the UK Guarantor, the “Guarantors”), in connection with the issuance and sale by the Issuer of $500,000,000 aggregate principal amount of its 4.000% Guaranteed Senior Notes due 2025 (the “Notes”), pursuant to the (a) Underwriting Agreement dated May 10, 2022 (the “Underwriting Agreement”), by and among the Issuer, the Guarantors and BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several Underwriters named in Schedule 1 thereto, (b) registration statement on Form S-3 (File No. 333-239060-01) (together with the documents incorporated by reference therein as of the date hereof, the “Registration Statement”), which became effective upon its filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 10, 2020, including the prospectus dated June 10, 2020 filed as part of the Registration Statement (the “Base Prospectus”), (c) preliminary prospectus supplement dated May 10, 2022 filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the documents incorporated by reference therein as of the date hereof), (d) prospectus supplement dated May 10, 2022 filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the documents incorporated by reference therein as of the date hereof, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) and (e) Indenture, dated as of June 19, 2020 (the “Indenture”), among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Guarantors will fully and unconditionally guarantee the Notes on a senior unsecured basis pursuant to the guarantees contained in the Indenture (the “Guarantees” and, together with the Notes, the “Securities”). The Issuer and the Guarantors are sometimes referred to herein, individually, as an “Amcor Party” and collectively, as the “Amcor Parties”. The Amcor Parties other than the Delaware Guarantor are sometimes referred to herein, individually, as a “Non-Covered Opinion Party” and, collectively, as the “Non-Covered Opinion Parties”.

In the course of our representation as described above, we have examined, among other things, (a) the Underwriting Agreement, (b) the Registration Statement (including the Prospectus), (c) the Indenture (including the Guarantees contained therein), (d) a specimen of the Notes (and together with (a) and (c), the “Transaction Documents”), (e) the charter and bylaws of the Delaware Guarantor, in effect on the date hereof, (f) the resolutions of the board of directors of the Delaware Guarantor, relating to the transactions contemplated by the Underwriting Agreement (the “Transactions”) and (g) such other documents and records of the Amcor Parties as we have deemed necessary for the purposes of this opinion letter.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) all individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the Transactions; (e) subject to the assumptions, exclusions and qualifications set forth in this opinion letter, the Transaction Documents and the other documents reviewed by us are valid and binding obligations of each party thereto, other than the Amcor Parties, enforceable against each such party in accordance with their terms, and each such party, other than the Amcor Parties, has complied with all legal requirements pertaining to its status relevant to its right to enforce the Transaction Documents against the Amcor Parties; (f) each of the Non-Covered Opinion Parties is a corporation, limited liability company or jurisdictional equivalent, as applicable, validly existing and in good standing under the laws of its applicable jurisdiction and (1) has the corporate, limited liability company or jurisdictional equivalent power and authority, as applicable, to execute and deliver the Transaction Documents and to consummate the Transactions, (2) has taken all corporate, limited liability company or jurisdictional equivalent action, as applicable, to authorize the execution and delivery of the Transaction Documents and consummation of the Transactions, (3) has duly executed and delivered the Transaction Documents (other than as set forth in the opinions in paragraphs (i), (ii) and (iii) below), (4) execution and delivery of the Transaction Documents to which such Non-Covered Opinion Party is a party and consummation of the Transactions do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that, subject to the qualifications stated elsewhere herein, no such assumption is made with respect to the federal law of the United States, the law of the State of New York or the General Corporation Law of the State of Delaware (the “DGCL”)), and (5) execution and delivery of the Transaction Documents to which such Non-Covered Opinion Party is a party and consummation of the Transactions do not breach or result in a default under any agreement or instrument which is binding upon such Non-Covered Opinion Party; and (g) the correctness of, and we take no responsibility for, the opinion letters, each dated the date hereof, of Herbert Smith Freehills, as to certain matters of Australian law, Herbert Smith Freehills LLP, as to certain matters of English law, Ogier (Jersey) LLP, as to certain matters of Jersey law, and Armstrong Teasdale LLP, as to certain matters of Missouri law.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(i)	The Guarantee to be issued by the Delaware Guarantor has been duly authorized by all necessary corporate action on the part of the Delaware Guarantor.

(ii)	The Notes, when duly executed by the Issuer and when duly authenticated by the Trustee in the manner provided in the Indenture, and issued and delivered against payment of the purchase price therefor pursuant to the Underwriting Agreement and the Indenture, will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

(iii)	When the Notes are duly executed by the Issuer and when duly authenticated by the Trustee in the manner provided in the Indenture, and issued and delivered against payment of the purchase price therefor pursuant to the Underwriting Agreement and the Indenture, each Guarantee will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the applicable Guarantor, enforceable against such Guarantor in accordance with their terms.

The foregoing opinions are subject to the following exclusions and qualifications:

(i)	Our opinions are as of the date hereof and we have no responsibility to update this opinion letter for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(ii)	We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(iii)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of New York and the federal securities laws of the United States of America and the DGCL and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Parent Guarantor’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP